UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2016

JAMMIN JAVA CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-52161	26-4204714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4730 Tejon St., Denver, Colorado 80211

(Address of principal executive offices and Zip Code)

323-556-0746

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously reported by Jammin Java Corp. (the “Company”, “we” and “us”), on September 30, 2014, Shane Whittle, a former significant shareholder and officer and director of the Company (“Whittle”), individually, and derivatively on behalf of Marley Coffee LLC (“MCL”)(in which the Company holds no interest, but which Rohan Marley, the Company’s Chairman and largest stockholder holds a 15% interest and in which HRM (as defined below) holds an approximate 51% interest), filed a complaint against Rohan Marley, Cedella Marley, the Company, Hope Road Merchandising, LLC (“HRM”), Fifty-Six Hope Road Music Limited (“Fifty-Six Hope Road”), and Marley Coffee Estate Limited (“Marley Coffee Estate”), in the United States District Court for the District of Colorado (Civil Action No. 2014-CV-2680). The complaint alleged that Whittle entered into a partnership with Rohan Marley, the son of the late reggae music legend Robert Nesta Marley p/k/a Bob Marley, to sell premium coffee products branded after the name and likeness of Rohan Marley. The causes of action set forth in the complaint included, among others, racketeering activity, trademark infringement, breach of fiduciary duty, civil theft, and civil conspiracy (some of which causes of action were not directly alleged against the Company), which were alleged to have directly caused Whittle and MCL substantial financial harm. Damages claimed by Whittle and MCL included economic damages to be proven at trial, profits made by defendants, treble damages, punitive damages, attorneys’ fees and pre and post judgment interest.

Effective on May 19, 2016, Whittle, MCL, Rohan Marley, Cedella Marley, the Company, HRM and Fifty-Six Hope Road entered into a Settlement Agreement in connection with the proceeding described above (at the same time Whittle entered into a separate settlement agreement with Marley Coffee Estate). Pursuant to the Settlement Agreement, (a) Whittle agreed to resign as a manager of MCL, assign his approximate 29% membership interest in MCL to MCL for $1.00 of total consideration, and also consented to the redemption of certain other outstanding membership interests in such entity; (b) Whittle agreed to cancel and terminate the options to purchase 2 million shares of the Company’s common stock which he held as of the date of the parties’ entry into the Settlement Agreement for $1.00 of total consideration; (c) Whittle agreed to release and waive any rights to any past due or future due payments owed by the Company under a separate settlement agreement entered into with Whittle in connection with a prior lawsuit filed by Whittle in Colorado state court, including releasing the remaining amount of $10,000 which Whittle was due pursuant to a prior settlement agreement with the Company; (d) Whittle provided a general release to each of the defendants (including the Company and Rohan Marley) from all claims, liability and obligations which Whittle had against such defendants; and (e) each of the defendants (including the Company and Rohan Marley) provided Whittle a general release from all claims, liability and obligations which such defendants had against Whittle.

In connection with the entry into the Settlement Agreement and the settlement of the lawsuit, the Company anticipates the lawsuit described above and the prior Colorado state court lawsuit with Whittle will be dismissed shortly after the filing of this report.

Separate from, but as an agreed upon term of, the Settlement Agreement, MCL has also agreed to cancel 2 million shares of common stock of the Company held by such entity, which cancellation the Company anticipates effecting shortly after the filing of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jammin Java Corp.

Date: May 20, 2016	By:	/s/ Anh Tran
Anh Tran
President